Exhibit 10.1

November 8, 2023

Retirement Agreement

John Pietrowicz

[Address Removed]

Dear John:

This letter agreement (“Agreement”) will set forth our mutual understanding as to the rights and obligations of you and Chicago Mercantile Exchange Inc. (the “Company”) in connection with your retirement.

In consideration of the mutual promises and agreements set forth below, you and the Company agree as follows:

1.

RETIREMENT. You will step down as the Company’s Special Advisor, effective December 31, 2023 (“Retirement Date”) in exchange for the benefits set forth in this Agreement. You are also resigning from any Board of Director positions with any of the Company’s affiliates and you agree to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing as requested by the Company and no later than the Retirement Date.

1.1.

Your employment will terminate on the Retirement Date. At that time, you will cease to be an active participant in all Company benefit plans. To the extent that you are eligible for any benefits upon your termination as a result of your active participation in the Company’s benefit plans immediately prior to your Retirement Date, you will receive such benefits following the Retirement Date in accordance with the terms and conditions of those plans. In addition, you will receive payment of your accrued and unused paid time off in accordance with the Company’s policies and procedures.

1.2.	The Company will reimburse you for all reasonable travel, entertainment or other expenses incurred by you prior to the Retirement Date.

2.

RETIREMENT BENEFITS. Subject to your continued employment and cooperation through the Retirement Date and your timely execution without revocation of the Release (Exhibit A) in accordance with Paragraph 4 of this Agreement, you will receive the following benefit treatment:

2.1.	Equity Awards.

2.1.1.

Restricted Stock Grants. Within five (5) business days following the later of the date the Company receives a signed Release or the expiration of the Release Revocation Period, the Company will accelerate the vesting of any unvested grants of time-vested restricted stock from the Company following the expiration of the Release Revocation Period. The Company will withhold any vested stock necessary to cover your tax obligations due as a result of the accelerated vesting.

2.1.2.

Performance Share Grants. You will continue to vest in 50% of each outstanding unvested performance share grant, which will vest according to the payment and vesting schedule set forth in the grant letters. The performance shares are subject to the terms and conditions of the grant letters as well as the terms and conditions of the CME Group Inc. Second Amended and Restated Omnibus Stock Plan (the “Plan”). For the avoidance of doubt, no performance shares will be accelerated.

2.2.

Bonus. You will remain eligible for a bonus under the Annual Incentive Plan for the 2023 plan year. The amount of the bonus shall be determined by the Company in the normal course of business based on the Company’s performance against the bonus metrics, your target bonus opportunity in the Special Advisor role and your actual performance during the 2023 plan year. The bonus will be paid in the normal course of business at the same time bonuses are paid to other eligible employees, which shall be no later than March 15, 2024. Twenty-five percent (25%) of the bonus payment shall be deferred under the Senior Management Supplemental Deferred Savings Plan pursuant to your prior deferral election of the annual bonus for 2023.

2.3.

Other. The payment and benefits set forth in Paragraph 2, which are contingent upon your continued employment and cooperation through the Retirement Date and the effectiveness of the Release, are referred to herein as the “Retirement Benefits.”

3.	RESTRICTIVE COVENANTS; ACKNOWLEDGMENTS; COOPERATION.

3.1.	You agree that:

3.1.1.

The provisions of the Confidentiality, Non-Competition and Non-Solicitation Agreement (“Confidentiality Agreement”) attached as Exhibit B shall survive and continue to apply following the Retirement Date;

3.1.2.

You confirm that you (a) have reported to the Company any and all work-related injuries incurred during your employment with the Company; (b) have provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company; and (c) have been properly paid for all hours worked and all compensation earned up to the date you sign this Agreement.

3.1.3.

From and after the date hereof, you fully understand the terms of this Agreement and agree to keep the terms of this Agreement confidential (i.e., to not disclose the terms other than to your immediate family, tax or legal advisors). You also agree to keep any allegations regarding disputed claims you may have that are being released under this Agreement, confidential. This obligation, however, does not in any way restrict or impede you from exercising protected rights as described in this Agreement. By signing this Agreement, you acknowledge that it is your documented preference to maintain confidentiality in this Agreement, and it is mutually beneficial to both you and the Company for purposes of ensuring an amicable separation of the employment relationship.

3.1.4.

From and after the date hereof, you will not disparage or undermine the Company or any Releasee (as defined in Paragraph 4 below), including the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, and including, but not limited to, any matters relating to the operation or management of the Company, or your employment and the termination of your employment; provided that the foregoing shall not prohibit your truthful testimony that is required in any legal proceeding, it being agreed that you will give the Company reasonable prior notice of any compelled testimony; and

3.1.5.

Following the Retirement Date, you shall comply with the Company’s reasonable requests for cooperation with respect to matters in which you were involved or with respect to which you have relevant knowledge. You will be eligible for reimbursement for all reasonable expenses incurred by you to comply with this provision consistent with the Company’s policy for reimbursement of such expenses.

3.2.

You further understand that your agreement to be bound by the terms and conditions contained in this Paragraph 3 is a material inducement to the Company to enter into this Agreement. Accordingly, in the event you breach any of the covenants described or contained in this Paragraph 3 in any material respect, as determined by a court of law or arbitrator, as appropriate, you agree to return within ten (10) days any portion of the Retirement Benefits already received and agree that the Company will be relieved from paying or providing any portion of the Retirement Benefits that have not yet been paid or provided, and that the release set forth in Paragraph 4 of this Agreement and, if applicable, set forth in Exhibit A, shall remain in full force and effect.

4.

RELEASE OF CLAIMS. You hereby acknowledge that the Company’s obligation to provide you with the Retirement Benefits is in addition to any payments or benefits to which you are entitled under law, contract or otherwise and is contingent upon your execution of this Agreement, including the confidentiality and non-disparagement obligations in Paragraph 3, the release of claims set forth in this Paragraph 4 and your execution of an additional subsequent release of claims which must be executed between the Retirement date and the twenty one (21) day period immediately following the Retirement Date (such subsequent release which is attached hereto as Exhibit A and is referred to herein as the “Release”). In the event that you do not execute the Release or if you revoke the Release, the Company shall not be required to provide you with the Retirement Benefits. For purposes of this Agreement, the term “Releasee” shall mean (a) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities; (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, executives, employees and attorneys of each entity identified in the preceding clause (a); and (c) the predecessors, successors, and assigns of each entity identified in the preceding clauses (a) and (b) of this sentence.

4.1.

You, on behalf of yourself and anyone claiming through you or on your behalf, hereby release the Company and the other Releasees with respect to any and all claims, actions, causes of action, complaints, grievances, demands, allegations, promises, and obligations for damages, and any and all other demands you may have against a Releasee or may have ever had, whether known or unknown, concerning, relating to, or arising out of any alleged acts or omissions by any of the Releasees from the beginning of time to the date on which you execute this Agreement. Without limiting the generality of the foregoing, the claims released by you hereunder include, but are not limited to:

4.1.1.	All claims for or related in any way to your employment, compensation, other terms and conditions of employment or cessation of employment with the Company;

4.1.2.

All claims that were or could have been asserted by you or on your behalf against the Company or the other Releasees: (i) in any federal, state, or local court, commission, or agency; (ii) under any public policy or common law theory; or (iii) under any employment contract, tort (including but not limited to claims for intentional infliction of emotional distress), federal, state or local law, regulation, ordinance, or executive order; and

4.1.3.

All claims that were or could have been asserted by you or on your behalf arising under any of the following laws, as in effect or amended from time to time: Title VII of the Civil Rights Act of 1964, Sections 1981 and 1981a of the Civil Rights Acts of 1866, as amended, the Equal Pay Act, the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Genetic Information Nondiscrimination Act (“GINA”), the Executive Retirement Income Security Act (“ERISA”),the Dodd-Frank Act, the Sarbanes-Oxley Act, the Family & Medical Leave Act (“FMLA”), the Lilly Ledbetter Fair Pay Act of 2009, the Occupational Safety and Health Act (“OSHA”), the Executive Polygraph Protection Act, the Illinois Human Rights Act, the Illinois Worker Adjustment and Retraining Notification Act (“IL WARN”), the Illinois Equal Wage Act, the Illinois Minimum Wage Law, the Illinois Right to Privacy in the Workplace Act, the Illinois Genetic Information Privacy Act, the Illinois School Visitation Rights Act, the Illinois AIDS Confidentiality Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Family Military Leave Act, the Illinois Constitution, the anti-retaliation provisions of applicable laws and all other applicable federal, state, county, municipal, or other statutes, ordinances or regulations.

4.2.

Nothing in this Agreement shall be construed to prevent you from reporting unlawful conduct or responding truthfully to a valid subpoena, from filing a charge with, or participating in any investigation conducted by, any state, local or federal administrative agency, governmental agency, or regulatory body (including the Securities and Exchange Commission, the Department of Justice, National Labor Relations Board, and the Equal Employment Opportunity Commission) alleging violations of state, local or federal laws or regulations. You agree that except as set forth in or referenced in this Agreement, you are not entitled to any payment or benefits from any of the Releasees, including, but not limited to, any payments or benefits under any plan, program or agreement with any Releasee.

4.3.

You are not releasing: (a) claims arising after you sign this Agreement; (b) claims related to enforcement of this Agreement; (c) claims for accrued, vested benefits under any employee benefit plan of the Company or for reimbursement under any group health or disability plan in which you participated in accordance with the terms of such plans and applicable law; (d) any continuing rights to indemnification by the Company; and/or (e) any claims or rights that cannot be waived by law, including without limitations, your right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

4.4.

You represent and warrant that: (a) you have not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Releasees; (b) to your knowledge, no such proceeding(s) have been initiated against any of the Releasees on your behalf; (c) you are the sole owner of any alleged claims, demands, rights, causes of action, and other matters that are released in Paragraph 4.1 above; (d) the same have not be transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (e) you have the full right and power to grant, execute, and deliver the releases, undertakings and agreements contained in this Agreement. You further agree that in the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Releasees shall have no further monetary or other obligation of any kind to you, including without limitation, any obligation for any costs, expenses and attorneys’ fees incurred by you or on your behalf.

4.5.

You acknowledge and agree that you have no present or future right to employment with the Company and that you will not apply for rehire or otherwise seek employment, engagement or contract with any Releasee at any time in the future. You agree that you will immediately resign employment with any entity if you determine after accepting employment that such entity is a Releasee. Notwithstanding the foregoing, you shall not be required to resign employment with an entity that becomes a Releasee as a result of a corporate transaction that occurs after the date you commence employment with such entity.

4.6.

Nothing in this Retirement Agreement is intended to be or shall be construed as an admission by the Company or any of the other Releasees that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to you or otherwise. Each of the Releasees expressly denies any such illegal or wrongful conduct.

4.7.

You agree that you will not remove any Company property from Company premises or make copies or other reproductions of any Company materials. You represent that you have returned or will return to the Company by the Retirement Date all property belonging to the Company and/or the Releasees, including but not limited to laptop, cell phone, passwords, computer usernames, voicemail code, phone cards, Company credit card, keys, card access to the building and office floors, internal policies and other confidential business information and documents and copies thereof, whether in electronic or hard copy form. You further acknowledge and agree that the Company shall have no obligation to pay or provide the Retirement Benefits unless and until you have satisfied all your obligations pursuant to this paragraph.

5.	GENERAL PROVISIONS

5.1.

Severability. It is the desire and intent of the parties that the provisions of this Agreement and the Confidentiality Agreement shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this Agreement or the Confidentiality Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement and the Confidentiality Agreement shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. Moreover, if any one or more of the provisions contained in this Agreement or the Confidentiality Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

5.2.

Dispute Resolution. Except with respect to the Confidentiality Agreement or the non-disparagement obligation set forth in Paragraph 3, any dispute or controversy between you and the Company, whether arising out of or relating to this Agreement, the breach of this Agreement or otherwise, shall be settled by arbitration in Chicago, Illinois in accordance with the following:

5.2.1.

Arbitration hearings will be conducted by the American Arbitration Association (the “AAA”). Except as modified herein, arbitration hearings will be conducted in accordance with the AAA’s Employment rules.

5.2.2.

State and federal laws contain statutes of limitation which prescribe the time frames within which parties must file a lawsuit to have their disputes resolved through the court system. These same statutes of limitation will apply in determining the time frame during which the parties must file a request for arbitration.

5.2.3.

If you seek arbitration, you shall submit a filing fee to the AAA in an amount equal to the lesser of the filing fee charged in the state or federal court in Chicago, Illinois. The AAA will bill the Company for the balance of the filing and arbitrator’s fees.

5.2.4.

The arbitrator shall have the same authority to award (and shall be limited to awarding) any remedy or relief that a court of competent jurisdiction could award, including compensatory damages, attorney fees, punitive damages and reinstatement. The Parties may be represented by legal counsel or any other individual at their own expense during an arbitration hearing.

5.2.5.	Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.

5.2.6.

Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both you and the Company.

5.3.

Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national or international courier service (including Federal Express), and addressed to you at your last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, attention of the General Counsel of the Company, or to such other address as either party may specify by notice to the other actually received.

5.4.

Successors and Assigns. This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall insure to the benefit of and be binding upon the Company and its successors and assigns.

5.5.

Governing Law; Captions; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois, without regard to any state’s principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. No waiver by either party of any breach by the other party of any of the obligations or representations under this Agreement shall constitute a waiver of any prior or subsequent breach.

5.6.

Code Section 409A Compliance. The Company and you each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from the requirements of Section 409A of the Code and the Treasury regulations relating thereto (“Section 409A”) and that each party’s tax reporting shall be completed in a manner consistent with such view. The Company and you each agree that upon the Retirement Date, you will experience a “separation from service” for purposes of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Neither the Company nor its affiliates shall be liable in any manner for any federal, state, or local income or excise taxes (including but not limited to any taxes under Sections 409A of the Code), or penalties or interest with respect thereto, as a result of the payment of any compensation or benefits hereunder or the inclusion of any such compensation or benefits or the value thereof in your income. You acknowledge and agree that the Company shall not be responsible for any additional taxes or penalties resulting from the application of Section 409A.

5.7.

Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including but not limited to, federal, state and local taxes to be withheld by applicable laws or regulations.

5.8.

Preparation of Agreement. The Agreement will be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. Regardless of which party initially drafted this Agreement, it will not be construed against any one party, and will be construed and enforced as a mutually prepared document.

5.9.

Entire Agreement. This Agreement (including the Confidentiality Agreement) constitutes the entire agreement between you and the Company with respect to the subject matter herein and supersedes all prior agreements, understandings and representations, written or oral, with respect to those subjects. The provisions of this Agreement do not and shall not be construed to modify any definition of “retirement” contained in any benefits plan of the Company or an affiliate.

5.10.

Counterparts; Electronic Signature. This Agreement may be executed electronically and in counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

5.11.

Permitted Disclosures. Pursuant to 18 U.S.C. Section 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or an affiliate that (a) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to your attorney and (ii) solely for the purposes of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (i) file any document containing the trade secret under seal, and (ii) do not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. Section 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

6.

CONSULTATION WITH ATTORNEY; VOLUNTARY AGREEMENT. You understand and agree that you have the right and have been given the opportunity to review this Agreement, and specifically, the Release set forth in Paragraph 4 above, with an attorney of your choice. You also understand and agree that you are under no obligation to consent to the Release. You acknowledge that you have read this Agreement and the Release and understand their terms and that you enter into this Agreement freely, voluntarily and without coercion.

To indicate your understanding and acceptance of the terms set forth in this Agreement, please sign and date this Agreement in the space provided below and return it to me.

Sincerely,

CHICAGO MERCANTILE EXCHANGE INC.

By:	/s/ Terrence A. Duffy	11/8/2023
	Terrence A. Duffy	Date
Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ John Pietrowicz	11/8/2023
John Pietrowicz	Date

EXHIBIT A

RELEASE OF CLAIMS

1. Release. For good and valuable consideration, including the provision of the “Retirement Benefits” as defined in the Retirement Agreement (the “Retirement Agreement”) by and between John Pietrowicz (“Executive”) and CME Group Inc. (the “Company”) dated November 8, 2023, Executive, and anyone claiming through him or on his behalf, releases the Company and the other Releasees (as defined in the Retirement Agreement) with respect to any and all claims, actions, causes of action, complaints, grievances, demands, allegations, promises, and obligations for damages, and any and all other demands Executive may have against the Releasees or has or has ever had, whether known or unknown, concerning, relating to, or arising out of any alleged acts or omissions by any of the Releasees from the beginning of time to the date on which Executive executes this release (the “Release”). Without limiting the generality of the foregoing, the claims released by Executive hereunder include, but are not limited to:

(a)	All claims for or related in any way to Executive’s employment, compensation, other terms and conditions of employment, or cessation of employment with the Company;

(b)

All claims that were or could have been asserted by Executive or on his behalf against the Company or the other Releasees: (i) in any federal, state, or local court, commission, or agency; (ii) under any public policy or common law theory; or (iii) under any employment, contract, tort (including but not limited to claims for intentional infliction of emotional distress), federal, state, or local law, regulation, ordinance, or executive order; and

(c)

All claims that were or could have been asserted by Executive or on his behalf arising under any of the following laws, as in effect or amended from time to time: Title VII of the Civil Rights Act of 1964, Sections 1981 and 1981a of the Civil Rights Acts of 1866, as amended, the Equal Pay Act, the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Genetic Information Nondiscrimination Act (“GINA”), the Executive Retirement Income Security Act (“ERISA”),the Dodd-Frank Act, the Sarbanes-Oxley Act, the Family & Medical Leave Act (“FMLA”), the Lilly Ledbetter Fair Pay Act of 2009, the Occupational Safety and Health Act (“OSHA”), the Executive Polygraph Protection Act, the Illinois Human Rights Act, the Illinois Worker Adjustment and Retraining Notification Act (“IL WARN”), the Illinois Equal Wage Act, the Illinois Minimum Wage Law, the Illinois Right to Privacy in the Workplace Act, the Illinois Genetic Information Privacy Act, the Illinois School Visitation Rights Act, the Illinois AIDS Confidentiality Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Family Military Leave Act, the Illinois Constitution, the anti-retaliation provisions of applicable law, and all other applicable federal, state, county, municipal, or other statutes, ordinances or regulations.

Nothing in this Release shall be construed to prevent Executive from reporting unlawful conduct, responding truthfully to a valid subpoena, from filing a charge with, or participating in any investigation conducted by, any state, local or federal administrative agency, governmental agency, or regulatory body (including the Securities and Exchange Commission, the Department of Justice, the National Labor Relations Board, and the Equal Employment Opportunity Commission) alleging violations of state, local or federal laws or regulations. However, Executive agrees that, in the event of any proceedings whatsoever based upon any matter released herein, the Company and each of the other Releasees shall have no further monetary or other obligation of any kind to Executive, including without limitation, any obligation for costs, expenses and attorneys’ fees incurred by Executive or on Executive’s behalf.

Executive is not releasing: (a) claims arising after Executive signs this Release; (b) claims related to enforcement of the Retirement Agreement; (c) claims for accrued, vested benefits under any employee benefit plan of the Company or for reimbursement under any group health or disability plan in which Executive participated in accordance with the terms of such plans and applicable law; (d) any continuing rights to indemnification by the Company; and/or (e) any claims or rights that cannot be waived by law, including without limitation, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

2. Review and Revocation Period.

(a)

By executing and delivering this Release, Executive acknowledges that Executive has carefully read this Release, and specifically, the release at set forth in Section 1 hereof; Executive has had at least twenty-one (21) days to consider the Release before execution and delivery hereof to the Company; and Executive has been and hereby is advised in writing that Executive may, at Executive’s option, discuss the Release with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so. Executive fully understands the final and binding effect of the Release; the only promises made to Executive to sign the Release are those stated in the Retirement Agreement; and Executive is signing the Release voluntarily and of Executive’s own free will. Executive acknowledges that, absent this Release becoming effective, Executive would not be entitled to the Retirement Benefits.

(b)

Notwithstanding the initial effectiveness of the Release, Executive may revoke the execution and delivery (and therefore the effectiveness) of the Release within the seven-day period beginning on the date Executive delivers the executed Release to the Company (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to Company before 11:59 p.m., Central Standard time, on the last day of the Release Revocation Period.

In the event of such revocation by Executive, the Retirement Agreement (including Paragraph 4 thereof) shall remain in full force and effect, except that the Release shall not be effective, and Executive shall not have any rights, and the Company shall not have any obligations, to pay or provide the Retirement Benefits. Provided that Executive does not revoke his consent to the Release within the Release Revocation Period, the Release shall become effective on the eighth (8th) calendar day after the date upon which he executes this Release (the “Release Effective Date”).

IN WITNESS WHEREOF, the undersigned has executed this Release as of _________.

John Pietrowicz